Exhibit 10.1

August 17, 2022

Melissa Tosca

Dear Melissa:

Kiora Pharmaceuticals, Inc. (the “Company”) is pleased to offer you employment with a start date of September 13, 2022. Your role shall be to serve as Executive Vice President Finance of the Company. This letter is intended to summarize some of the terms of your employment. We refer you to the policies, plans and practices of the Company for more details on the terms and conditions of your employment.

Your employment is considered “at will”; both you and the Company have the right to terminate your employment at any time for any reason. This letter does not constitute, and shall not be construed as, creating a contract or promise of employment for any set period of time.

You will report to Brian Strem, the CEO of the Company; and as the principal financial and accounting officer, be responsible for all tasks attendant to the role of Executive Vice President Finance of a specialty pharmaceutical company, including signing SEC filings.

Your starting base salary is expected to be $11,538.46 every two weeks (which annualizes to $300,000) less applicable withholdings and deductions. In addition, you will be eligible to earn an incentive bonus based on goals set by the Company shortly after your Start Date, with an annual target at the Company’s discretion of up to twenty-five percent (25%) of your base salary.

In addition to the base salary and bonus opportunity, subject to approval by the Compensation Committee of the Board of Directors, you will be granted Incentive Stock Options to purchase 300,000 shares of the Company’s common stock (the “Options”), effective upon the date of the next meeting of such committee after the date on which your employment with the Company commences (the “Grant Date”).

The Options will vest based on your continued employment with the Company as follows: (a) one-third (1/3) of the shares subject the Options shall vest on the first anniversary of the Grant Date and (b) thereafter, one twenty-fourth (1/24) of the remaining shares on the last day of each of the twenty-four (24) consecutive months commencing with the month next following the first anniversary of the Grant Date. The Options shall, in all events, be subject to the terms of the Company’s 2014 Equity Incentive Plan (the “Plan”). The Options shall be subject to shareholder approval of the expansion of the current stock option pool. This vote will occur on September 23, 2022, with the option grant following within five (5) days.

You will be eligible to participate in fringe benefit plans as may be generally available to other Company employees. Policies applicable to other employees of the Company shall also be applicable to you. Initially, this will include eligibility to participate in the Company’s group health plan, reimbursement for Company approved travel (in accordance with the Company’s expense reimbursement policies), and accrual of up to fifteen (15) days per year of paid vacation time (accrued and useable in accordance with the Company’s vacation policies).

Employment with the Company is contingent on verification of eligibility to work. Due to the Immigration Reform and Control Act of 1986, all employees hired after November 6, 1986, must provide verification of employment eligibility prior to commencement of employment. We will need you to provide proper identification on within the first three (3) days of work so that we can verify your employment eligibility. Your employment is also contingent on your execution of the Company’s standard Employee Nondisclosure, Non-solicitation and Inventions Agreement, a copy of which is attached for your review and signature. Please sign and return the Employee Nondisclosure, Non-solicitation and Inventions Agreement on or before your first day of employment.

Additionally, you represent that you are not subject to and will not be subject to any agreements, restriction or obligations, including any noncompetition agreements or restrictions or any nondisclosure or confidentiality agreement or restrictions, which prevent you from performing (or in any other way adversely impact your ability to perform), your employment duties on behalf of the Company. Whether or not you are bound by the terms of any such agreements, you agree that during your employment with the Company, you will not disclose or use, or induce anyone at the Company to use, any confidential, proprietary or trade secret information or material belonging to any former employer or other person or entity.

The terms set forth herein shall not be modified except pursuant to a written agreement signed by both parties. This agreement is governed by California law.

We look forward to your contributions towards the growth of the Company.

Sincerely,

Kiora Pharmaceuticals, Inc.

/s/ Brian Strem
By: Brian Strem
Its: Chief Executive Officer

Receipt acknowledged:

/s/ Melissa Tosca	08/18/2022
Melissa Tosca	Date